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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: December 15, 2005

                        Gateway Financial Holdings, Inc.

      North Carolina                  000-33223                 56-2264354
 (State of incorporation)      (Commission File Number)      (I.R.S. Employer
                                                            Identification No.)

 1145 North Road Street, Elizabeth City, North Carolina            27909
       (Address of principal executive offices)                  (Zip Code)

                    Issuer's telephone number: (252) 334-1511

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01 -- OTHER EVENTS.

        On December 15, 2005, Gateway Financial Holdings, Inc. (the "Company"), the holding company for Gateway Bank & Trust Co., executed an underwriting agreement with Keefe, Bruyette & Woods for the sale of 2,000,000 shares of common stock at a price of $16.00 per share. The net proceeds of the public offering are expected to be approximately $30.08 million.

        Keefe, Bruyette & Woods is the sole bookrunner for the offering and was granted an option, exercisable for a period of 30 days, to purchase up to an additional 300,000 shares of common stock to cover over-allotments, if any. The offering proceeds will be used for general corporate purposes and to support expansion of the Company's franchise, including the opening of new bank branches.

        The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which was declared effective December 15, 2005.

        Gateway Bank & Trust Co. is a full-service community bank with a total of eighteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth and Roper, North Carolina, and in Virginia Beach (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation's web site at www.gatewaybankandtrust.com.

        The Common Stock of the Company is traded on the Nasdaq National Market under the symbol GBTS.

ITEM 9.01(c):  EXHIBITS

Exhibit 99:  Press release

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       GATEWAY FINANCIAL HOLDINGS, INC.

                                       By: /s/ D. Ben Berry
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                                           D. Ben Berry
                                           President and Chief Executive Officer

Date: December 19, 2005